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                                                                  Exhibit (1)(b)


                              September 21, 1995


Mr. Denis J. Loverine
Treasurer
Snap-On Incorporated
2801 - 80th Street
Kenosha, Wisconsin 53141-1410

        RE:     Amendment to Line of Credit Agreement and Note

Dear Denis:

        Please refer to the line of credit letter agreement and accompanying note dated November 15, 1994, establishing a $10,000,000 line of credit at Firstar Bank Milwaukee, N.A. for Snap-On Incorporated. You have requested that Firstar Bank increase the amount available under the line of credit from $10,000,000 to $20,000,000.

        By this letter, we hereby amend the above-referenced line of credit agreement and note to delete all reference to "$10,000,000" (whether or not numerically) and to substitute "$20,000,000" each place the amount appears in the letter agreement and note. In all other respects, the terms of the letter agreement and note shall continue as originally set forth. This is an amendment, not a novation.

        Please indicate your agreement by signing where indicated below and returning this letter to the undersigned.

                                        Very truly yours,

                                        /s/ F.R. Dengel

                                        F.R. Dengel
                                        Vice President

Accepted and agreed to:

SNAP-ON INCORPORATED

By: /s/ Denis J. Loverine
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Title: Treasurer
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By:
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Title:
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